EXHIBIT 21

                       SUBSIDIARIES OF EP MEDSYSTEMS, INC.

ProCath Corporation D/B/A EP MedSystems
Cooper Run Executive Park
334 D6 Cooper Road
Berlin, NJ 08009
State of Incorporation:       New Jersey
Business Name:                ProCath Corporation

EP MedSystems UK Ltd.
100 Stierli Court, Suite 107
Mount Arlington, NJ 07856
State of Incorporation:       New Jersey
Business Name:                EP MedSystems, Europe Ltd.

EP MedSystems France S.A.R.L.
12, Avenue du Quebec, Batiment H
Entree 9, SILIC 633
91140 Villebon sur Yvette, France